Exhibit 99.1

Quarterly Earnings and
Supplemental Financial Disclosure

Quarter Ended
September 30, 2014
(Unaudited)

Investor Relations

Chad C. Braun		Mary Trupia
Chief Financial Officer/Chief		Vice President - Investor Services
Operating Officer		(713) 860-4935
(713) 860-4924		mtrupia@amreit.com
cbraun@amreit.com

8 Greenway Plaza, Suite 1000
Houston, TX 77046

Table of Contents	Page #
Safe Harbor and Risk Factors	3
Corporate Profile	3
Press Release	4
Consolidated Balance Sheets	9
Consolidated Statements of Operations	10

Summary of Operating Results
Funds from operations	11
Core funds from operations	11
Same-store property analysis	12
Summary of capital expenditures	14
Rental income from operating leases	14
Advisory services income – related party	14

Capitalization Data
Equity capitalization	15
Debt capitalization	15
Debt statistics	15
Outstanding debt and terms	16
Interest expense detail	17

Wholly Owned Property and Tenant Information
Property table	18
Redevelopment table	19
Top 25 tenants	21
Retail leasing summary for comparable leases	22
Lease expiration table	23
Lease distribution table	23

Significant Investments	24
Reconciliation of Income from Advised funds to NOI from Advised Funds	25
Definitions	26

Safe Harbor and Risk Factors:

          This Supplemental Financial Information package contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections stated herein. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, changes in plans and timing related to potential development projects and the anticipated costs and potential revenues associated therewith, and changes in local and general economic conditions. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

          This Supplemental Financial Information package contains historical information of the Company and is intended to supplement the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. All financial information in this Supplemental Financial Information package is shown in thousands, except for per share data and share information.

Corporate Profile:

          We are a full service, vertically integrated and self-administered equity REIT that specializes in the acquisition, operation, redevelopment and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets with high barriers to entry, which we refer to as Irreplaceable CornersTM. We seek to own properties in major cities in the United States that contain submarkets with characteristics comparable to our existing markets. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and local restaurants. We have elected to be taxed as a REIT for federal income tax purposes.

          Our current investment focus is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta (collectively, our Core Markets), which represent five of the top population and job growth markets in the United States. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth and large and diverse economies. The primary economic drivers in these markets are transport and utilities (including energy), government (including defense), education and healthcare, professional and business services, and leisure and hospitality. We intend to continue to acquire additional properties within these Core Markets. Our targeted properties will include premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry.

          As of September 30, 2014, our portfolio consisted of 34 wholly-owned properties with approximately 1.7 million square feet of GLA, which was 95.4% leased with a weighted average remaining lease term of 6.0 years. Our neighborhood and community shopping centers accounted for 93.1% of our ABR as of September 30, 2014, with our single-tenant retail properties accounting for the remaining 6.9% of our ABR. In addition to our portfolio, we manage an additional 14 properties with approximately 2.3 million square feet of GLA through our Advised Funds with an undepreciated book value of $481.8 million as of September 30, 2014.

Corporate Office:

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(800) 888-4400
(713) 850-0498 (fax)
www.amreit.com

FOR IMMEDIATE RELEASE
FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, (713) 850-1400

AmREIT REPORTS THIRD QUARTER RESULTS
AND DECLARES DECEMBER 2014 DIVIDEND

HOUSTON, November 4, 2014 – AmREIT, Inc. (NYSE:AMRE) (“AmREIT” or the “Company”) today announced financial results for the third quarter ended September 30, 2014 and declared dividends for the fourth quarter ending December 31, 2014.

Third Quarter and Year To Date Highlights:

Financial Results
•

Core Funds from Operations (“Core FFO”) available to common stockholders for the third quarter of 2014 was $5.0 million, or $0.26 per share, compared to $4.5 million, or $0.24 per share, for the comparable period in 2013. For the nine months ended September 30, 2014, Core FFO was $14.2 million, or $0.72 per share, compared to $12.9 million, or $0.76 per share, for the comparable period in 2013. Weighted average shares outstanding for the three and nine months ended September 30, 2014, were 19.69 and 19.67 million, respectively, compared to 18.92 and 17.08 million, respectively, for the same period in 2013.

•

FFO available to common stockholders for the third quarter of 2014 was $4.4 million, or $0.22 per share, compared to $4.8 million, or $0.26 per share, for the comparable period in 2013. For the nine months ended September 30, 2014, FFO was $13.4 million, or $0.68 per share, compared to $13.0 million or $0.76 per share for the comparable nine month period in 2013. Included in FFO for the three and nine months ended September 30, 2014 was $102,000 and $326,000, respectively of acquisition costs related to the acquisitions of the Lantern Lane and Tuxedo Festival shopping centers and our acquisition of town house units within the Inverness Townhomes. Included in FFO for the three months ended September 30, 2013 was $171,000 of acquisitions costs related to the acquisition of the Woodlake Square shopping center. Included in FFO for the nine months ended September 30, 2013 was $297,000 of acquisition costs related to the acquisitions of the Fountain Oaks and Woodlake Square shopping centers as well as $164,000 of acquisition costs related to the MacArthur Park joint venture with Goldman Sachs.

•

Net income available to common stockholders for the third quarter of 2014 was $882,000, or $0.04 per share, compared to $1.3 million, or $0.06 per share, for the same period in 2013. For the nine months ended September 30, 2014, net income was $3.2 million, or $0.15 per share, compared to $10.6 million, or $0.62 per share for the comparable nine month period in 2013. Included in net income for the nine months ended September 30, 2013 was a $7.7 million gain related to the sale of MacArthur Park and Pads into the joint venture with Goldman Sachs.

FFO and Core FFO are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of FFO and Core FFO to net income are attached to this press release.

Portfolio Results
•

During the third quarter of 2013, AmREIT began the process of terminating leases or relocating tenants occupying a portion of its Uptown Park property known as the “Baker Site”, and its Courtyard at Post Oak property at Post Oak and San Felipe in Houston, in order to prepare those sites for vertical re-development. In the third quarter of 2014, excluding redevelopment properties (Uptown Park and Courtyard on Post Oak), same-store net operating income (“NOI”) increased 3.9% over the same period in the prior year. For the nine months ended September 30, 2014, same-store NOI increased 3.5% over the same period in the prior year. Including those two redevelopment properties, same-store NOI increased 1.6% over the same three month period in the prior year and increased 1.3% over the same nine month period in the prior year. While the Company’s same-store NOI growth rate in the short term has been negatively affected by redevelopments, AmREIT believes that the redevelopment of these sites will provide longer term same-store NOI growth.

•

Portfolio occupancy as of September 30, 2014, was 94.5%, which was up 0.30% when compared to portfolio occupancy of 94.2% as of December 31, 2013. On a leased basis, which includes leases that have been executed but where rent has not yet commenced, the portfolio was 95.4% leased as of September 30, 2014, as compared to 94.8% as of December 31, 2013. The Company anticipates rent commencement on these signed leases over the next 90 days.

•

During the third quarter of 2014, AmREIT signed 21 leases for 36,223 square feet of GLA, including both new and renewal leases. Of these, 14 leases for 17,482 square feet were renewals or replacements of expiring leases that were deemed to be comparable leases. Cash leasing spreads, which is the new leasing rate per square foot compared to the expiring leasing rate per square foot on comparable leases, increased 16.1%. On a GAAP basis, which includes the effects of straight-line rent, leasing spreads increased 22.1%.

•

For the nine months ended September 30, 2014, AmREIT signed 67 leases for 181,186 square feet of GLA, including both new and renewal leases. Of these, 51 leases for 113,530 square feet were renewals or replacements of expiring leases that were deemed to be comparable leases. Cash leasing spreads, which is the new leasing rate per square foot compared to the expiring leasing rate per square foot on comparable leases, increased 15.4%. On a GAAP basis, which includes the effects of straight-line rent, leasing spreads increased 21.9%.

NOI and same-store NOI are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of NOI and same-store NOI to net income are attached to this press release.

Acquisitions
•

On June 24, 2014, AmREIT acquired Lantern Lane Shopping Center, an 81,567 square foot Fresh Market and CVS/Pharmacy anchored shopping center in the Memorial Villages submarket of Houston, Texas from one of its affiliates, AmREIT Monthly Income & Growth Fund III, Ltd. Average household incomes within a one-mile radius of Lantern Lane are over $163,000, and there are approximately 62,000 households and over 95,800 daytime employees within a three-mile radius of the property. Lantern Lane was acquired for approximately $22.7 million, is unencumbered, and was funded with cash on hand and borrowings under AmREIT’s unsecured revolving credit facility.

•

On August 22, 2014, AmREIT acquired the Tuxedo Festival shopping center for $27.9 million. Tuxedo Festival is located at the corner of Roswell Road and Piedmont Road in Atlanta, Georgia and has 54,310 square feet of GLA on approximately 4 acres of land. Tuxedo Festival was acquired with a combination of cash on hand and borrowings of $20.9 million under AmREIT’s unsecured revolving credit facility. Average household incomes within a one-mile radius of Tuxedo Festival are over $137,000 and there are approximately 48,000 households and over 109,000 daytime employment within a three-mile radius of the property.

Redevelopment Initiatives
•

Uptown Park – The Palazzi – We are pursuing a residential development project on the 1.118 acres at the northwest portion of the Uptown Park property. We are calling this project The Palazzi at Uptown Park, with an expected 16-story, 238-unit luxury multi-family rental building over ground-level retail space and structured parking. We have returned to the original vision of developing a lower profile residential project by expanding the building’s footprint. This increased footprint will allow for over 14,000 square feet of ground-level retail space, giving the north end of Uptown Park a more prominent presence that is essential to long-term value creation in projects of this kind. Total project costs are estimated to be approximately $134 million (including allocated land cost) and construction is anticipated to begin in the second half of 2015. A rendering of our master plan and The Palazzi at Uptown Park can be found in our corporate presentation.

•

1670 Post Oak - In August 2014, AmREIT and Lynd Development executed an omnibus agreement that provides for a Lynd-controlled venture to develop a 40-story, 350-unit high-rise multi-family project over ground-floor retail with structured parking. AmREIT is anticipated to retain ownership of the 1.58 acres at the northwest coner of Post Oak and San Felipe, known as The Courtyard at Post Oak, and ground lease the site to the anticipated venture. AmREIT will own a condominium interest in the retail and the supporting parking. Lynd and AmREIT will jointly own the multi-family porton of the project in percentages to be determined based on the financing structure. The terms of the ground lease have been negotiated, and we expect it to be finalized by the end of this year. Total project costs are estimated to be approximately $146 million (excluding land cost) and construction could begin within the next 12 months.

•

800 Post Oak – AmREIT currently owns a 20.3% ownership interest in the Inverness Townhomes which we acquired in the second quarter of 2014. During the third quarter, AmREIT entered into a joint venture agreement with Trammell Crow Company which provides for the joint venture to purchase the entire Inverness Townhome site and to develop approximately 591,000 square feet of office space and 19,000 square feet of retail space with structured parking. The site is approximately 2.9 acres and is located at the northwest corner of Post Oak Blvd and Uptown Park Blvd. AmREIT and Trammel Crow Company will each be 5% co-developer members and Principal Financial Group will be a 90% Investor Member. Total project costs are estimated to be in excess of $280 million. The joint venture anticipates closing on the land during the first quarter of 2015 and construction could begin within the next 12-15 months.

•

The Tower at Uptown Park - We are in exclusive negotiations with a four-star hotel flag and a hotel development partner for a mixed use development project at the southeast corner of Uptown Park, located at the corner of Loop 610 and Post Oak Blvd. The current development plan contemplates a 37-story mixed-use project including a 310-room hotel, 236–unit luxury multi-family rental project over 18,000 square feet of retail space and structured parking. Total project costs are estimated to be approximately $200 million. The project is anticipated to be developed on a ground lease (underlying fee owned by AmREIT) which will have a 99-year term with periodic rent escalations. AmREIT will own the retail and will have an estimated 9.5% equity interest in the vertical improvements. Construction could begin within the next 12-15 months.

•

Fountain Oaks Kroger Expansion - In February 2014, AmREIT was informed by Kroger, Inc. that Kroger had approved a 30,000 square foot expansion of its existing store at AmREIT’s Fountain Oaks property. On June 30, 2014, the City of Sandy Springs indicated that the anticipated Kroger expansion would be permitted. Kroger intends to expand the existing 60,000 square foot store by approximately 30,000 square feet to 90,000 square feet with a contribution from AmREIT of $6.7 million. AmREIT will receive an 8.25% return on the incremental capital and will receive a new 20-year lease with Kroger. Construction is expected to begin within the next 12 months.

Advised Funds Activity
•

AmREIT Monthly Income & Growth Fund IV, Ltd. (MIG IV) has entered into a development partnership with The Dinerstein Group to develop a 374 unit luxury high rise multifamily rental project consisting of 22 stories of residential over a 5 story parking garage. Estimated costs are $101 million and the project is anticipated to commence construction in late 2014 or early 2015. MIG IV has a 24.402% limited partner interest in the development joint venture.

Dividends
•

AmREIT also announced today that the Company’s Board of Directors has approved a regular quarterly cash dividend of $0.20 per share. The dividend will be paid on December 31, 2014 to all common stockholders of record at the close of business on December 19, 2014.

Pending Sale to EDENS

On October 31, 2014, AmREIT announced that it has entered into a definitive agreement with Edens Investment Trust (“EDENS”) under which EDENS will acquire AmREIT for $26.55 per share in cash. The transaction is subject to approval by AmREIT stockholders, regulatory approval, and customary closing conditions, and is expected to close in the first quarter of 2015.

“This transaction is the culmination of a robust process consistent with the exploration of strategic alternatives we announced in July, and represents a successful outcome for our public stockholders who will receive full and immediate value for their shares,” said Kerr Taylor, Chairman and Chief Executive Officer.

2014 Full Year Guidance

AmREIT is not providing earnings guidance for the fourth quarter or full year 2014 nor is it hosting a conference call to discuss its third quarter results.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants are attached to this press release and can be accessed at the Company’s website at www.amreit.com.

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REITs, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

Funds From Operations (FFO)

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) determined in accordance with GAAP, excluding gains or losses from sales of property and impairment charges on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT recommends that extraordinary items not be considered in arriving at FFO. AmREIT calculates FFO in accordance with this definition.

Most industry analysts and equity REITs, including AmREIT, consider FFO to be an appropriate supplemental non-GAAP financial measure of operating performance because, by excluding gains or losses from sales of property and impairment charges on properties held for investment and by excluding real estate related depreciation and amortization, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

Additionally, AmREIT considers Core FFO, which adjusts FFO for items that do not reflect ongoing operations, such as acquisition expenses, non-recurring intangible asset write-offs and recoveries, expenses recognized for the exploration of strategic alternatives, expensed issuance costs and gains on the sale of real estate held for resale, to be a meaningful performance measurement. The computation of FFO in accordance with NAREIT’s definition includes certain items such as acquisition costs, issuance costs, non-recurring asset write-offs and recoveries and gains on sale of real estate held for resale that management believes are not indicative of AmREIT’s ongoing results and therefore affect the comparability of our period-over-period performance with the performances of similar REITs. Accordingly, management believes that it is helpful to investors to adjust FFO for such items. There can be no assurance that FFO or Core FFO presented by AmREIT is comparable to similarly titled measures of other REITs. FFO and Core FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Net Operating Income (NOI)

AmREIT believes that NOI is a useful measure of its operating performance. AmREIT defines NOI as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Other REITs may use different methodologies for calculating NOI, and accordingly, AmREIT’s NOI may not be comparable to other REITs.

AmREIT believes that reporting NOI provides an operating perspective not immediately apparent from GAAP operating income, GAAP net income, FFO or Core FFO. AmREIT uses NOI to evaluate its performance on a property-by-property basis because NOI allows it to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on its operating results. However, NOI should only be used as a supplemental measure of AmREIT’s financial performance.

About AmREIT

AmREIT, The Irreplaceable Corner™ Company, is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the southern U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT’s portfolio was 95.4% leased as of September 30, 2014, and its top five tenants include Kroger, CVS/Pharmacy, Landry’s, H-E-B, and Safeway. AmREIT also has preferential access to a substantial acquisition pipeline through its value-add joint ventures, which often include major institutional investors who partner with the company as local experts. For more information, please visit www.amreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to redevelopment projects, NOI growth and the proposed merger transaction involving the Company and EDENS. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, changes in plans and timing related to potential development projects and the anticipated costs and potential revenues associated therewith, and changes in locan and general economic conditions. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving AmREIT and EDENS. In connection with the transaction, AmREIT will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to AmREIT stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at AmREIT’s Web site, www.amreit.com, or by contacting Chad C. Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, telephone (713) 850-1400.

AmREIT and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding AmREIT’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

Investor Contact

For more information, call Chad Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Real estate investments at cost:
Land	$204,100	$181,749
Buildings	255,053	224,472
Tenant improvements	16,934	14,992
	476,087	421,213
Less accumulated depreciation and amortization	(42,830)	(37,356)
	433,257	383,857

Real estate held for sale	1,474	—
Acquired lease intangibles, net	15,997	15,849
Investments in Advised Funds	15,500	15,689
Net real estate investments	466,228	415,395

Cash and cash equivalents	1,622	14,297
Tenant and accounts receivable, net	5,809	6,467
Accounts receivable - related party, net	985	693
Notes receivable, net	246	4,333
Notes receivable - related party, net	904	689
Deferred costs, net	4,168	3,214
Other assets	3,756	1,493
TOTAL ASSETS	$483,718	$446,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$242,894	$199,851
Accounts payable and other liabilities	11,582	11,582
Acquired below-market lease intangibles, net	9,543	7,881
TOTAL LIABILITIES	264,019	219,314

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized as of September 30, 2014 and December 31, 2013, 19,685,084 and 19,628,037 shares issued and outstanding as of September 30, 2014 and December 31, 2013	197	196
Capital in excess of par value	307,479	306,423
Accumulated distributions in excess of earnings	(87,977)	(79,352)
TOTAL STOCKHOLDERS’ EQUITY	219,699	227,267
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$483,718	$446,581

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Rental income from operating leases	$12,744	$10,552	36,311	31,451
Advisory services income - related party	1,027	1,069	2,642	2,784
Real estate fee income	—	—	100	—
Total revenues	13,771	11,621	39,053	34,235

Expenses:
General and administrative	2,249	2,161	6,362	6,191
Property expense	3,953	3,294	11,141	9,137
Exploration of strategic alternatives	506	—	506	—
Legal and professional	309	290	1,004	796
Real estate commissions	52	150	181	254
Acquisition costs	102	171	326	297
Depreciation and amortization	3,253	2,897	9,469	8,922
Total expenses	10,424	8,963	28,989	25,597

Operating income	3,347	2,658	10,064	8,638

Other income (expense):
Gain on sale of real estate acquired for investment	—	—	—	7,696
Interest and other income	53	184	223	451
Interest and other income - related party	10	71	32	180
Income (loss) from Advised Funds	87	(111)	455	(67)
State income tax benefit (expense)	14	(14)	(10)	(29)
Interest expense	(2,629)	(2,335)	(7,580)	(7,095)

Income from continuing operations	882	453	3,184	9,774

Income from discontinued operations	—	812	—	868

Net income	$882	$1,265	$3,184	$10,642

Net income per share of common stock - basic and diluted
Income from continuing operations	$0.04	$0.02	$0.15	$0.57
Income from discontinued operations	—	0.04	—	0.05
Net income	$0.04	$0.06	$0.15	$0.62

Weighted average shares of common stock used to compute net income per share, basic and diluted	19,156	18,356	19,129	16,528

Distributions per share of common stock	$0.20	$0.20	$0.60	$0.60

Summary of Operating Results (in thousands except per share data):

	Three months ended September 30,		Nine months ended September 30,
Funds from operations (“FFO”)	2014	2013	2014	2013
Net income	$882	$1,265	$3,184	$10,642
Add:
Depreciation of real estate assets - from operations	3,244	2,872	9,442	8,882
Depreciation of real estate assets - from discontinued operations	—	14	—	14
Depreciation of real estate assets for nonconsolidated affiliates	344	673	956	1,118
Less:
Gain on sale of real estate acquired for investment	—	—	—	(7,696)
Gain on sale of asset by investment in JV	(50)	—	(195)	—
Total FFO available to stockholders	$4,420	$4,824	$13,387	$12,960
Total FFO per share	$0.22	$0.26	$0.68	$0.76

Core funds from operations (“Core FFO”)
Total FFO available to stockholders	$4,420	$4,824	$13,387	$12,960
Add:
Acquisition costs	102	171	326	297
Acquisition costs of nonconsolidated affiliates	—	—	—	164
Write off of below market ground lease	—	279	—	279
Exploration of strategic alternatives	506	—	506	—
Gain on sale of asset acquired for resale	—	(799)	—	(799)
Total Core FFO available to stockholders	$5,028	$4,475	$14,219	$12,901
Total Core FFO per share	$0.26	$0.24	$0.72	$0.76

Dividends
Regular common dividends per share	$0.20	$0.20	$0.60	$0.60
Payout ratio - Core FFO	76.9%	83.3%	83.3%	78.9%

(1)

Weighted average shares outstanding reflects the weighted average of all shares of common stock outstanding during the period including our non-vested shares. Weighted average shares of common stock outstanding used to compute net income per share under GAAP pursuant to the “two class method” includes only vested shares of common stock. Our reconciliation of weighted average shares used to compute net income per share, basic and diluted, on our consolidated statements of operations to weighted average shares used to compute our FFO per share metrics above is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Weighted average shares used to compute net income per share, basic and diluted	19,156	18,356	19,129	16,528
Weighted average shares of restricted common stock oustanding	529	560	539	555
Weighted average shares used to compute FFO per share	19,685	18,916	19,668	17,083

Same Store Property Analysis (in thousands except for number of properties, percentages and per share data):

	Three months ended September 30,
	2014	2013	Change $	Change %
Same store properties (29 properties)
Rental income (1)	$6,191	$6,021	$170	2.8%
Recovery income (1)	2,127	1,958	169	8.6%
Percentage rent (1)	99	109	(10)	(9.2)%
Less:
Property expenses	2,356	2,257	(99)	(4.4)%

Same store NOI, excluding redevelopment properties	6,061	5,831	230	3.9%

Same store occupancy, excluding redevelopment properties, at end of period(2)	95.4%	95.3%	n/a	*

Redevelopment properties (2 properties)
Rental income (1)	2,234	2,184	50	2.3%
Less:
Property expenses	903	741	(162)	(21.9)%
Redevelopment properties NOI	1,331	1,443	(112)	(7.8)%

Same Store NOI, including redevelopment properties(2)	7,392	7,274	118	1.6%

Redevelopment properties occupancy at end of period	86.4%	86.3%	n/a	*

Non-same store properties (3 properties)
Rental income (1)	1,896	98	1,798	*
Less:
Property expenses	670	132	(538)	*
Non-same store net operating income (2)	1,226	(34)	1,260	*

Total net operating income (2)	8,618	7,240	1,378	19.0%

Other revenues	1,375	1,396	(21)	(1.5)%

Less other expenses	9,111	8,183	(928)	(11.3)%

Income (loss) from continuing operations	882	453	429	94.7%
Income from discontinued operations	—	812	(812)	(100.0)%
Net income	$882	$1,265	$(383)	(30.3)%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the three months ended September 30, 2014 and 2013, rental income from operating leases was $12,744 and $10,552, respectively.

(2)

For a definition and reconciliation of NOI and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Net Operating Income” above.

*	Percentage change not shown as prior year amount is immaterial, or the percentage change is not meaningful.

Same Store Property Analysis (in thousands except for number of properties, percentages and per share data):

	Nine months ended September 30,
	2014	2013	Change $	Change %
Same store properties (28 properties)
Rental income (1)	$17,080	$16,641	$439	2.6%
Recovery income (1)	5,929	5,347	582	10.9%
Percentage rent (1)	152	155	(3)	(1.9)%
Less:
Property expenses	6,455	6,002	(453)	(7.5)%

Same store NOI, excluding redevelopment properties	16,706	16,141	565	3.5%

Same store occupancy, excluding redevelopment properties, at end of period(2)	97.9%	98.1%	n/a	*

Redevelopment properties (2 properties)
Rental income (1)	6,517	6,542	(25)	(0.4)%
Less:
Property expenses	2,551	2,285	(266)	(11.6)%
Redevelopment properties NOI	3,966	4,257	(291)	(6.8)%

Same Store NOI, including redevelopment properties(2)	20,672	20,398	274	1.3%

Redevelopment properties occupancy at end of period	86.4%	86.3%	n/a	*

Non-same store properties (4 properties)
Rental income (1)	5,860	2,122	3,738	176.2%
Less:
Property expenses	2,107	736	(1,371)	(186.3)%
Non-same store net operating income (2)	3,753	1,386	2,367	170.8%

Total net operating income (2)	24,425	21,784	2,641	12.1%

Other revenues	4,225	11,689	(7,464)	(63.9)%

Less other expenses	25,466	23,699	(1,767)	(7.5)%

Income (loss) from continuing operations	3,184	9,774	(6,590)	(67.4)%
Income from discontinued operations	—	868	(868)	(100.0)%
Net income	$3,184	$10,642	$(7,458)	(70.1)%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the nine months ended September 30, 2014 and 2013, rental income from operating leases was $36,311 and $31,451, respectively.

(2)

For a definition and reconciliation of NOI and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Net Operating Income” above.

*	Percentage change not shown as prior year amount is immaterial, or the percentage change is not meaningful.

Summary of Capital Expenditures (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Non-maintenance capital expenditures:
Tenant improvements - new leases	$443	$130	$1,015	$468
Tenant improvements - renewals	125	252	393	456
Leasing commissions	259	204	699	528
Development, redevelopment and expansion	189	766	779	1,622
Total non-maintenance capital expenditures	1,016	1,352	2,886	3,074

Maintenance capital expenditures	—	78	41	78
Total capital expenditures	$1,016	$1,430	$2,927	$3,152

Rental Income from Operating Leases (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Base minimum rent	$8,917	$7,564	$25,347	$22,459
Straight-line rent adjustments	42	87	210	333
Amortization of above/below market rent	156	96	479	312
Percentage rent	119	153	156	202
Lease termination income	—	—	84	—
Recovery income	3,510	2,652	10,035	8,145
Rental income from operating leases	$12,744	$10,552	$36,311	$31,451

Advisory Services Income – Related Party (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Leasing commission income	$119	$310	$463	$591
Brokerage commission income	—	—	—	33
Property management fee income	386	425	1,216	1,222
Development fee income	302	124	313	281
Asset management fee income	192	155	575	466
Construction management fee income	28	55	75	191
Advisory services income - related party	$1,027	$1,069	$2,642	$2,784

Interest and other income - related party	$10	$71	$32	$180

Reimbursements of administrative costs	$213	$223	$665	$626

Capitalization Data (in thousands, except per share and percent data):

	September 30, 2014		December 31, 2013
Equity capitalization -
Common shares outstanding	19,685		19,628
NYSE closing price(1)	$22.97		$16.80
Total equity capitalization	$452,164		$329,750

Debt capitalization -
Variable rate line of credit	$44,700		$—
Fixed rate mortgage loans	198,065		199,851
Total debt capitalization(2)	$242,765		$199,851

Total capitalization	$694,929		$529,601

Debt statistics -
Total debt to total capitalization	34.9%		37.7%
Ratio of EBITDA to combined fixed charges(3)	2.45		2.97	(4)
Total debt to EBITDA(3)	7.57	(5)	5.18	(6)

(1)	Represents the last reported price per share of our common stock on the New York Stock Exchange on the applicable date.

(2)

Total debt capitalization above is $129 less than total debt as reported in our consolidated balance sheets as of September 30, 2014, due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

(3)

Fixed charges consist of interest expense and scheduled principal payments on borrowed funds (including capitalized interest, but excluding amortization of debt premium). For the purpose of calculating the ratio of EBITDA to combined fixed charges, both EBITDA and fixed charges are calculated for the nine months ended September 30, 2014 and December 31, 2013. For the purpose of calculating total debt to EBITDA as of September 30, 2014 and December 31, 2013, EBITDA is calculated for the twelve month periods ended September 30, 2014 and December 31, 2013, respectively.

(4)	EBITDA for the nine months ended December 31, 2013 includes gains of $3.1 million on the sale of real estate. Excluding these gains, the ratio of EBITDA to combined fixed charges is 2.59.

(5)	EBITDA for the twelve months ended September 30, 2014 includes gains of $2.3 million on the sale of real estate. Excluding these gains, the ratio of total debt to EBITDA is 8.15.

(6)	EBITDA for the twelve months ended December 31, 2013 includes gains of $10.8 million on the sale of real estate. Excluding these gains, the ratio of total debt to EBITDA is 7.19.

Reconciliation of net income to EBITDA (in thousands):

	Nine months ended		Twelve months ended
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Net income	$3,184	$6,423	$7,361	$14,819
Interest expense	7,580	7,110	10,088	9,603
State income taxes	10	(42)	11	30
Depreciation and amortization	9,469	8,646	12,492	11,945
Adjustments for Advised Funds	1,661	1,786	2,108	2,203
EBITDA	$21,904	$23,923	$32,060	$38,600

Outstanding Debt and Terms:

AmREIT
Debt Information
(in thousands)

Description	Amount Outstanding 9/30/14		Interest Rate		Annual Debt Service		Maturity Date	% of total	Weighted average rate maturing
Property Mortgages:

500 Lamar	$1,462		6.00%		$88		2/1/2015
Uptown Park	49,000		5.37%		2,631		6/1/2015
2015 Maturities	50,462							20.79%	5.39%

Plaza in the Park	22,989		3.45%		793		1/1/2016
Market at Lake Houston	15,675		5.75%		901		1/1/2016
Cinco Ranch	9,641		3.45%		333		1/1/2016
Southbank - Riverwalk	20,000		5.91%		1,182		6/1/2016
2016 Maturities	68,305							28.14%	4.70%

Bakery Square	1,251		8.00%		100		2/10/2017
2017 Maturities	1,251							0.52%	8.00%

Alpharetta Commons	11,852		4.54%		538		8/1/2018
2018 Maturities	11,852							4.88%	4.54%

Preston Royal Northwest	22,605		3.21%		726		1/1/2020
2020 Maturities	22,605							9.31%	3.21%

Brookwood Village	7,093		5.40%		383		2/10/2022
Uptown Plaza - Dallas	13,497		4.25%		574		8/10/2022
2022 Maturities	20,590							8.48%	4.65%

Woodlake Square	23,000		4.30%		989		10/1/2023
2023 Maturities	23,000							9.47%	4.30%

Corporate debt:

$75.0 million Facility	44,700		2.21	%(1)	988	(1)	8/1/2015	18.41%

Total Maturities	$242,765	(2)

Fixed-rate debt:
Weighted average fixed rate			4.66%
Weighted average years to maturity			3.3

(1)

The $75.0 million Facility bears interest at LIBOR plus a margin of 205 basis points to 275 basis points, depending on our leverage, and carries a fee equal to 0.35% of the unused portion of the total amount available under the facility. Annual debt service assumes the amount outstanding and interest rates as of September 30, 2014, remain constant.

(2)

Total maturities above are $129 less than total debt as reported in our consolidated balance sheets as of September 30, 2014, due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

Interest Expense Detail (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Fixed-rate debt interest expense	$2,344	$2,153	$7,003	$6,423
Variable-rate debt interest expense	163	61	170	304
$75 million Facility unused fee	43	50	175	154
Amortization of deferred loan costs	104	98	309	299
Amortization of above market debt	(25)	(27)	(77)	(85)
Total interest expense	$2,629	$2,335	$7,580	$7,095

Wholly-Owned Property and Tenant Information as of September 30, 2014:

Property	Year Built / Renovated	GLA	Percent Occupied(1)	Percent Leased(2)	ABR(3)	ABR per Leased Square Foot(4)	Average Net Effective ABR per Leased Square Foot(5)	Key Tenants
Houston, TX
Uptown Park	1999/2005	169,112	91.0%	91.0%	$5,748,435	$37.37	$35.58	The Tasting Room, McCormick & Schmicks (owned by Landry’s)

Plaza in the Park	1999/2009	144,054	100.0%	100.0%	2,912,419	20.22	20.12	Kroger

Woodlake Square	1970/2011	156,888	97.0%	100.0%	2,672,095	17.55	18.33	Randalls, Walgreens, Jos. A. Bank, Five Guys

The Market at Lake Houston	2000	101,799	100.0%	100.0%	1,629,777	16.01	16.04	H-E-B, Five Guys
Cinco Ranch	2001	97,297	94.0%	98.6%	1,210,326	13.23	13.25	Kroger
Lantern Lane	1962	81,567	100.0%	100.0%	1,685,609	20.67	19.94	Fresh Market

Uptown Plaza - Houston	2002	28,000	94.3%	94.3%	1,280,546	48.51	48.21	CVS/pharmacy, The Grotto (owned by Landry’s)

Bakery Square	1996	34,614	97.0%	97.0%	956,736	28.49	29.48	Walgreens, Boston Market

Woodlands Plaza	1997/2003	19,517	100.0%	100.0%	553,971	28.38	28.71	FedEx Office, Freebirds World Burrito

Terrace Shops	2000	16,395	100.0%	100.0%	487,838	29.76	30.78	Starbucks
The Container Store(6)	2011	25,083	100.0%	100.0%	425,323	16.96	17.86	The Container Store
Sugarland Plaza	1998/2001	16,750	100.0%	100.0%	408,188	24.37	23.45	Memorial Hermann
CVS/Pharmacy(7)	2003	13,824	100.0%	100.0%	327,167	23.67	23.67	CVS/pharmacy
The Courtyard on Post Oak	1994	13,597	29.4%	29.4%	260,845	65.26	58.06	Verizon
T.G.I. Friday’s(6)	1982	8,500	100.0%	100.0%	215,000	25.29	25.90	T.G.I. Friday’s
Golden Corral(6)(8)	1992	12,000	100.0%	100.0%	210,450	17.54	17.54	Golden Corral
Golden Corral(6)(8)	1993	12,000	100.0%	100.0%	208,941	17.41	17.41	Golden Corral

Jared The Galleria of Jewelry(6)	2012	6,057	100.0%	100.0%	180,000	29.72	34.48	Jared The Galleria of Jewelry

Landry’s Seafood(7)	1995	13,497	100.0%	100.0%	155,677	11.53	12.18	Landry’s Seafood
Bank of America(7)	1994	4,251	100.0%	100.0%	129,275	30.41	28.78	Bank of America
Macaroni Grill(7)	1994	7,825	100.0%	100.0%	96,000	12.27	12.82	Macaroni Grill
T.G.I. Friday’s(7)	1994	6,543	100.0%	100.0%	96,000	14.67	15.43	T.G.I. Friday’s
Houston Subtotal/Weighted Average		989,170	96.2%	95.4%	$21,850,618	$22.97	$22.81

Dallas, TX

Preston Royal East	1956	107,914	93.7%	98.1%	$2,681,025	$26.52	$26.92	Bank of America, Starbucks, FedEx Office

Preston Royal West	1959	122,564	98.4%	98.4%	2,694,891	22.34	22.76	Tom Thumb, Barnes & Noble, Spec’s

Uptown Plaza - Dallas	2006	33,840	100.0%	100.0%	1,499,536	44.31	44.34	Morton’s (owned by Landry’s), Wells Fargo
Dallas Subtotal/Weighted Average		264,318	96.7%	98.5%	$6,875,452	$26.90	$27.26

Atlanta, GA
Fountain Oaks	1988	160,598	79.3%	80.1%	$1,766,431	$13.87	$13.92	Kroger
Alpharetta Commons	1997	94,544	98.7%	98.7%	1,355,739	14.52	14.49	Publix

Tuxedo Festival	1985	54,310	86.9%	88.3%	1,535,210	32.52	30.63	Savi Provisions, Zoe’s Kitchen, Flip Burger

Brookwood Village	1941/2000	28,774	90.0%	100.0%	704,354	27.18	26.68	CVS/pharmacy, Subway
Smokey Bones(7)	1998	6,867	100.0%	100.0%	165,000	24.03	27.30	Smokey Bones
Atlanta Subtotal/Weighted Average		345,093	87.1%	88.6%	$5,526,734	$18.38	$18.13

Other
Southbank	1995	46,673	100.0%	100.0%	$1,800,447	$38.58	$38.75	Hard Rock Café
500 Lamar	1998	12,795	100.0%	100.0%	454,493	35.52	36.00	Title Nine Sports
T.G.I. Friday’s(7)(8)	2003	6,802	100.0%	100.0%	163,304	24.01	23.44	T.G.I. Friday’s
Citibank(7)	2005	4,439	100.0%	100.0%	160,000	36.04	36.04	Citibank
Other Subtotal/Weighted Average		70,709	100.0%	100.0%	$2,578,244	$36.46	$36.61

Portfolio Total/Weighted Average(9)		1,669,290	94.5%	95.4%	$36,831,048	$23.34	$23.26

(1)	Percent occupied is calculated as (i) GLA under commenced leases as of September 30, 2014, divided by (ii) total GLA, expressed as a percentage.

(2)	Percent leased is calculated as (i) GLA under signed leases as of September 30, 2014, divided by (ii) total GLA, expressed as a percentage.

(3)	ABR is calculated by multiplying (i) monthly base rent as of September 30, 2014, for leases that had commenced as of such date, by (ii) 12.

(4)	ABR per leased square foot is calculated by dividing (i) ABR, by (ii) GLA under commenced leases as of September 30, 2014.

(5)

Average net effective ABR per leased square foot represents (i) the contractual base rent for commenced leases as of September 30, 2014, calculated on a straight line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of September 30, 2014.

(6)

These leases represent single-tenant fee simple properties in which we own the land and the building, and the tenant is responsible for all expenses relating to the property. The weighted average remaining term of our fee simple leases is 6.5 years.

(7)

These leases represent single-tenant ground leases in which we own and lease the land to the tenant. The tenant owns the building during the term of the lease and is responsible for all expenses relating to the property. Upon expiration or termination of the lease, ownership of the building will revert to us as owner of the land. The weighted average remaining term of our ground leases is 7.5 years.

(8)	The tenants at these properties have rights of first refusal to purchase the property.

(9)	Percent occupied, excluding our redevelopment properties of Uptown Park and The Courtyard on Post Oak, was 95.5% as of September 30, 2014.

Redevelopment Table:

There is no guaranty that we will ultimately complete any or all of these opportunities, that the expected return on investment or projected costs will be the amounts shown or that stabilization will occur as anticipated. Such amounts and dates represent management’s best estimate, which is based on current information and may change over time.

			Revised

Property	Location	Current GLA	Owned GLA	Non-Owned GLA	Opportunity	Redevelopment / Development [1]	Expected ROI [2]		AmREIT Projected Costs [3]	Costs to Date	Anticipated Construction Completion	Anticipated Stabilization Date [4]

Uptown Park - The Palazzi	Houston, TX	12,200	376,500	N/A	We anticipate developing an approximate 238- unit multi-family tower with approximately 14,400 square feet of ground-floor retail.	R	7 - 10%		$134 million	$0.9 million	2018	2020

The Tower at Uptown Park	Houston, TX	—	18,000	581,000	We anticipate executing a ground lease with a co-developer who will develop a 310-room hotel and 236-unit multi-family tower with approximately 18,000 square feet of ground floor retail space. We would own the ground floor retail space and participate via an ownership interest in the improvements above.	D	11 - 13%		$15 - 20 million	$ —	2018	2020

1670 Post Oak	Houston, TX	13,597	18,800	400,400	We anticipate executing a ground lease with a co-developer who will develop a 350-unit multi-family tower with approximately 18,800 square feet of ground floor retail space. We would own the ground floor retail space and participate via an ownership interest in the improvements above.	R	19 - 21%		$8 - 10 million	$0.2 million	2017	2019

800 Post Oak	Houston, TX	—	18,700	591,400	We anticipate co-developing a mixed use project with office and retail. We plan to master lease the retail portion of the project from the venture for 50 years and participate via an ownership interest in the improvements above.	D	12 - 14%		$7 - 8 million	$0.3 million	2017	2019

Fountain Oaks - Kroger Box	Atlanta, GA	160,598	190,598	N/A	Kroger lease option allows expansion of space from 58,000 square feet of GLA to 88,000 square feet of GLA along with a fresh 20-year term	R	8.25%		$6.5 - 7.5 million	$0.1 million	2015	2015

Woodlake Square Pad Sites	Houston, TX	7,000	11,500	N/A	Development of a retail pad and redevelopment of an existing outparcel building	D/R	6 - 10%		$1 - 1.5 million	$0.3 million	2015	2015

	Total	193,395	634,098	1,572,800			10%	[5]	$171.5-181.0 million	$1.8 million

[1]	Redevelopment represents significant construction and refurbishment at operating properties. Development represents initial construction, primarily from unimproved land.

[2]

Expected ROI (return on investment) for redevelopment projects generally reflects only the deal specific cash, unleveraged incremental property net operating income (NOI) generated by the redevelopment and is calculated as incremental NOI divided by incremental cost. Incremental property NOI is the NOI generated by the redevelopment after deducting rent being paid or management’s estimate of rent to be paid for the redevelopment space and any other space taken out of service to accommodate the redevelopment.

For development projects, expected return on investment reflects the deal specific cash, unleveraged property NOI generated by the development and is calculated as NOI divided by cost. Expected return on investment for development and redevelopment projects does not include peripheral impacts, such as the impact on future lease rollovers at the property or the impact on the long-term value of the property.

[3]	Amounts include construction costs, anticipated tenant improvements and lease-up costs, including anticipated commissions that will be borne by the Company.

[4]	Stabilization is reached when the property achieves targeted occupancy, typically 95%.

[5]	Represents the weighted average expected return on investment for all properties.

Summary of Top 25 Tenants:

Rank	Tenant Name	Year to Date Base Rent	Year to Date Base Rent as a Percentage of Portfolio Base Rent	Tenant GLA	Percentage of Total GLA
1	Kroger	$1,592,878	6.28%	203,724	12.20%
2	CVS/pharmacy	980,061	3.87%	49,369	2.96%
3	Landry’s	938,840	3.70%	38,819	2.33%
4	H-E-B	832,302	3.28%	80,641	4.83%
5	Safeway	677,560	2.67%	89,809	5.38%
6	Publix	585,702	2.31%	65,146	3.90%
7	Walgreens	472,965	1.87%	30,240	1.81%
8	Bank of America	384,839	1.52%	14,129	0.85%
9	Hard Rock Cafe	372,619	1.47%	15,752	0.94%
10	Barnes &Noble	365,625	1.44%	26,147	1.57%
11	TGI Fridays	355,523	1.40%	21,845	1.31%
12	The Container Store	316,063	1.25%	25,019	1.50%
13	Golden Corral	314,543	1.24%	24,000	1.44%
14	Champps Americana	312,725	1.23%	11,384	0.68%
15	Paesanos	305,302	1.20%	8,017	0.48%
16	Tasting Room	291,797	1.15%	8,966	0.54%
17	The County Line	278,810	1.10%	10,614	0.64%
18	Dougherty’s Pharmacy	251,317	0.99%	12,093	0.72%
19	Spec’s Family Partners, Ltd.	216,426	0.85%	9,918	0.59%
20	Memorial Hermann	201,375	0.79%	10,750	0.64%
21	Howl At The Moon Saloon	193,131	0.76%	7,055	0.42%
22	Starbucks	190,923	0.75%	8,611	0.52%
23	Potbelly	188,490	0.74%	5,458	0.33%
24	Verizon	188,266	0.74%	5,513	0.33%
25	Buca Di Beppo	187,344	0.74%	7,573	0.45%

Retail Leasing Summary for Comparable Leases(1):

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
Expirations	2014	2013	2014	2013	2013	2012	2011
Number of leases	16	8	60	39	50	44	53
GLA	27,187	12,365	159,295	90,445	133,796	180,245	187,605
New Leases(1)
Number of leases	4	3	13	9	10	5	7
GLA	5,852	4,942	25,063	16,819	19,419	12,997	14,231
Expiring ABR per square foot	$24.39	$29.46	$28.68	$26.08	$25.67	$27.22	$28.36
Weighted average annual TIs per square foot - expiring	$1.02	$0.23	$0.72	$0.99	$1.35	$—	$0.68
New ABR per square foot	$29.58	$33.80	$38.90	$32.52	$31.65	$34.84	$30.85
Weighted average annual TIs per square foot - new	$2.90	$1.96	$3.63	$2.05	$1.88	$3.09	$1.60
% Change (Cash)	21.3%	14.7%	35.6%	24.7%	23.3%	28.0%	8.8%
Renewals(2)
Number of leases	10	5	38	29	36	30	38
GLA	11,630	3,166	88,467	70,263	94,572	115,501	143,324
Expiring ABR per square foot	$28.11	$29.85	$26.67	$24.69	$26.27	$23.91	$24.92
New ABR per square foot	$32.01	$31.51	$29.12	$26.47	$28.40	$25.27	$25.74
% Change (Cash)	13.9%	5.6%	9.2%	7.2%	8.1%	5.7%	3.3%
Combined
Number of leases	14	8	51	38	46	35	45
GLA	17,482	8,108	113,530	87,082	113,991	128,498	157,555
Expiring ABR per square foot	$26.87	$29.61	$27.11	$24.96	$26.17	$24.24	$25.23
New ABR per square foot	$31.19	$32.91	$31.28	$27.64	$28.94	$26.24	$26.20
% Change (Cash)	16.1%	11.1%	15.4%	10.7%	10.6%	8.2%	3.8%

(1)	Comparable leases are defined as renewals or new leases for a space that was not vacant for more than 12 consecutive months prior to lease signing.
(2)	Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space.

Lease Expiration Table:

	Anchor Tenants (>20,000 square feet)				Shop Space Tenants ( 20,000 square feet)			Total
Year	Expiring GLA	Tenant	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Square
Vacant	—		—	$—	91,180	7.9%	$—	91,180	5.5%	$
2014	—		—	—	34,428	3.0%	24.53	34,428	2.1%
2015	26,147	Barnes & Noble	5.1%	18.64	142,101	12.3%	29.89	168,248	10.1%
2016	—		—	—	163,550	14.1%	29.09	163,550	9.8%
2017	145,787	H-E-B, Publix	28.5%	12.97	116,488	10.1%	28.02	262,275	15.7%
2018	—		—	—	148,540	12.8%	26.63	148,540	8.9%
2019	—		—	—	108,876	9.4%	29.27	108,876	6.5%
2020	—		—	—	72,886	6.3%	31.14	72,886	4.4%
2021	81,217	Kroger	15.9%	12.83	28,945	2.5%	28.74	110,162	6.6%
2022	25,083	The Container Store	4.9%	16.96	61,440	5.3%	29.62	86,523	5.2%
2023	122,507	Kroger	24.0%	8.83	32,677	2.8%	35.56	155,184	9.3%
2024 +	110,459	Safeway	21.6%	10.06	156,979	13.6%	28.37	267,438	16.0%
Total / Weighted Avg	511,200			11.81	1,158,090		28.86	1,669,290

(1)

ABR per square foot is calculated by multiplying (i) the monthly base rent as of September 30, 2014, for leases expiring during the applicable period by (ii) 12 and then dividing the result by GLA for such leases.

Lease Distribution Table:

GLA Range	Number of Expiring Leases	Percentage of Leases	Total GLA	Total Occupied GLA	Percent Occupied	Percentage of Occupied GLA	ABR(1)	Percentage of ABR	ABR Per Occupied Square Foot(2)

2,500 or less	229	61.0%	353,443	319,850	90.5%	20.2%	$9,850,881	26.7%	30.80
2,501 - 5,000	82	21.9%	310,777	285,121	91.7%	18.1%	8,530,695	22.9%	29.92
5,001 - 10,000	39	10.4%	288,453	272,833	94.6%	17.3%	7,799,777	21.8%	28.59
10,001 - 20,000	15	4.0%	205,417	189,106	92.1%	12.0%	4,610,958	12.7%	24.38
greater than 20,000	10	2.7%	511,200	511,200	100.0%	32.4%	6,038,737	17.6%	11.81
Total portfolio	375	100.0%	1,669,290	1,578,110	94.5%	100.0%	$36,831,048	100.0%	23.34

(1)	ABR is calculated by multiplying (i) the monthly base rent as of September 30, 2014, for leases in the applicable GLA range that had commenced as of such date by (ii) 12.
(2)	ABR per leased square foot is calculated by dividing (i) ABR for leases in the applicable GLA range by (ii) total leased GLA for leases in the applicable GLA range.

Significant Investments Table (in thousands, except percent and GLA data):

          Of our Investments in Advised Funds, only our investments in MacArthur Park and Shadow Creek Ranch (which represent 55.2% and 35.1%, respectively of our Investments in Advised Funds balance as of September 30, 2014, comprise greater than 10% of the balance. The table below presents the NOI, debt and property data for these two investments.

	MacArthur Park	Shadow Creek Ranch
Year acquired	2013	2009
Percent owned	30.0%	10.0%

For the three months ended September 30, 2014:

Revenues	$2,138	$2,622
Expenses	913	806
NOI	$1,225	$1,816

For the nine months ended September 30, 2014:

Revenues	$5,916	$7,887
Expenses	2,166	2,432
NOI	$3,750	$5,455

As of September 30, 2014:

Real estate at cost	$83,591	$113,331
Mortgage obligation	$43,900	$61,702
Debt maturity	04/01/2023	03/01/2015

GLA	406,102	617,109
Percent occupied	86.3%	98.0%
Grocery anchor	Kroger	H.E.B.
Other principal tenants	Michael’s TJ Maxx Ulta Office Depot	Academy Burlington Coat Factory Hobby Lobby Ashley Furniture

Reconciliation of income from Advised Funds to NOI from Advised Funds (in thousands):

Nine months ended September 30, 2014
Income from Advised Funds	$455
Depreciation of real estate assets	956
Gain on sale of assets by JV	(196)
FFO from Advised Funds	1,215
Acquisition costs	—
Core FFO from Advised Funds	1,215
Interest expense	705
Other GAAP and non-recurring adjustments	(92)
NOI from Advised Funds	$1,828

Definitions

ABR	Annualized base rent.

Advised Funds

Collectively, our varying minority ownership interests in four high net worth investment funds, one institutional joint venture with Goldman Sachs, one institutional joint venture with J.P. Morgan Investment Management and one joint venture with two of our high net worth investment funds, MIG III and MIG IV.

Core FFO

FFO in accordance with NAREIT’s definition, adjusted to exclude items that management believes do not reflect our ongoing operations, such as acquisition expenses, non-recurring asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale. Management believes that such items therefore affect the comparability of our period-over-period performance with similar REITs.

EBITDA

Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is an appropriate supplemental measure of operating performance to net income. We define EBITDA as GAAP net income, plus interest expense, state or federal income taxes and depreciation and amortization. Management believes that EBITDA provides useful information to the investment community about our operating performance when compared to other REITs since EBITDA is generally recognized as a standard measure. However, EBITDA should not be viewed as a measure of our overall financial performance since it does not reflect depreciation and amortization, interest expense, provision for income taxes, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Other REITs may use different methodologies for calculating EBITDA and, accordingly, our EBITDA may not be comparable to other REITs.

FFO

Funds from operations, as defined by NAREIT, which includes net income (loss) computed in accordance with GAAP, excluding gains, losses or impairments on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for similar items recorded by our Advised Funds.

GLA	Gross leasable area.

NAREIT	National Association of Real Estate Investment Trusts.

NOI

Net operating income, defined as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Following is a reconciliation of net income to NOI:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net income	$882	$1,265	$3,184	$10,642
Adjustments to add/(deduct):
Amortization of straight-line rents and
above/below-market rents(1)	(198)	(183)	(689)	(645)
Advisory services income - related party	(1,027)	(1,069)	(2,642)	(2,784)
Real estate fee income	—	—	(100)	—
Gain on sale of real estate acquired for investment	—	—	—	(7,696)
Lease termination income	—	—	(84)	—
Interest and other income	(53)	(184)	(223)	(451)
Interest and other income - related party	(10)	(71)	(32)	(180)
Straight-line rent bad debt recoveries(2)	25	(114)	28	(164)
Write off of below market ground lease(2)	—	279	—	279
General and administrative	2,249	2,161	6,362	6,191
Exploration of strategic alternatives	506	—	506	—
Legal and professional	309	290	1,004	796
Real estate commissions	52	150	181	254
Acquisition costs	102	171	326	297
Depreciation and amortization	3,253	2,897	9,469	8,922
Loss (income) from Advised Funds	(87)	111	(455)	67
State income tax expense (benefit)	(14)	14	10	29
Interest expense	2,629	2,335	7,580	7,095
Income from discontinued operations	—	(812)	—	(868)
Net operating income	$8,618	$7,240	$24,425	$21,784

(1)	Included in rental income from operating leases as presented on our consolidated statements of operations.
(2)	Included in property expense on our consolidated statements of operations.